VANGUARD STRUCTURED EQUITY FUNDS

MULTIPLE CLASS PLAN

I. INTRODUCTION

     This Multiple Class Plan (the “Plan”) describes five separate classes of shares that may be offered by a specific subset of investment company members of The Vanguard Group. The funds that are subject to this Plan are the series’ of Vanguard Quantitative Funds known as the Vanguard Structured Equity Funds (collectively the “Funds,” individually a “Fund”). The Plan explains the separate arrangements for each class, how expenses are allocated to each class, and the conversion features of each class. Each Fund may offer any one or more of the specified classes.

     The Plan has been approved by the Board of Directors of The Vanguard Group (“Vanguard”). In addition, the Plan has been adopted by a majority of the Board of Trustees of each Fund, including a majority of the Trustees who are not interested persons of each Fund. The classes of shares offered by each Fund are designated in Schedule A hereto, as such Schedule may be amended from time to time.

II. SHARE CLASSES

A Fund may offer any one or more of the following share classes:

Investor Shares
Admiral Shares
Institutional Shares
Institutional Plus Shares
ETF Shares

If a Fund has not previously issued separate classes of shares, all of its currently outstanding shares will be designated as Investor Shares. Currently outstanding shares of other Funds will continue to be designated as Investor Shares, Admiral Shares, Institutional Shares, Institutional Plus Shares, or ETF Shares as appropriate.

III. DISTRIBUTION, AVAILABILITY AND ELIGIBILITY

     Distribution arrangements for all classes are described below. Vanguard retains sole discretion in determining share class availability, and whether Fund shares shall be offered either directly or through certain financial intermediaries, or on certain financial intermediary platforms. Eligibility requirements for purchasing shares of each class will differ, as follows:

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A. Investor Shares

     Investor Shares generally will be available to investors who are not permitted to purchase other classes of shares, subject to the eligibility requirements specified in Schedule B hereto, as such Schedule may be amended from time to time. It is expected that the minimum investment amount for Investor Shares will be substantially lower than the amount required for any other class of shares.

B. Admiral Shares

     Admiral Shares generally will be available to individual and other investors who meet the eligibility requirements specified in Schedule B hereto, as such Schedule may be amended from time to time. These eligibility requirements may include, but are not limited to the following factors: (i) the total amount invested in the Fund; or (ii) any other factors deemed appropriate by a Fund’s Board of Trustees.

C. Institutional Shares

     Institutional Shares generally will be available to institutional and other investors who meet the eligibility requirements specified in Schedule B hereto, as such Schedule may be amended from time to time. It is expected that the minimum investment amount per account for Institutional Shares will be substantially higher than the amounts required for Investor Shares and Admiral Shares.

D. Institutional Plus Shares

     Institutional Plus Shares generally will be available to institutional and other investors who meet the eligibility requirements specified in Schedule B hereto, as such Schedule may be amended from time to time. It is expected that the minimum investment amount for Institutional Plus Shares will be substantially higher than the amount required for any other class of the Fund’s shares.

E. ETF Shares

     The Fund will sell ETF Shares to investors that are (or who purchase through) Authorized DTC Participants, and who pay for their ETF shares by depositing a prescribed basket of securities rather than paying cash. An Authorized DTC Participant is an institution, usually a broker-dealer, that is a participant in the Depository Trust Company (DTC) and that has executed a Participant Agreement with the Fund’s distributor. Additional eligibility requirements may be specified in Schedule B hereto, as such Schedule may be amended from time to time. Investors who are not Authorized Participants may buy and sell ETF Shares through various exchanges and market centers.

IV. SERVICE ARRANGEMENTS

     All share classes will receive a range of services provided by Vanguard on a per account basis. These “account-based” services may include transaction processing and shareholder recordkeeping, as well as the mailing of updated prospectuses, shareholder reports, tax statements, confirmation statements, quarterly portfolio summaries, and other items. It is expected that the aggregate amount of account-based services provided to Investor Shares will materially exceed the amount of such services provided to any other class, due to the existence of many more accounts holding Investor Shares. In addition to this difference in the volume of services provided, arrangements will differ among the classes as follows:

A. Investor Shares

     Investor Shares generally will receive the most basic level of service from Vanguard. Investor Shares generally will be serviced through a pool of Vanguard client service representatives.

B. Admiral Shares

     Admiral Shares will receive a different level of service from Vanguard as compared to Investor Shares. Special client service representatives may be assigned to service Admiral Shares, and holders of such shares may from time to time receive special mailings and unique additional services.

C. Institutional Shares

     Institutional Shares will receive from Vanguard a level of service that differs from the service provided to the holdger of shares of other classes. Such services may include special client service representatives who will be assigned to service Institutional Shares. Most holders of Institutional Shares periodically will receive special investment updates from Vanguard’s investment staff. Holders of Institutional Shares also may receive unique additional services from Vanguard, and generally will be permitted to transact with Vanguard through the National Securities Clearing Corporation’s FundSERV system and other special servicing platforms for institutional investors.

D. Institutional Plus Shares

     Institutional Plus Shares generally will receive highest very high level of service from Vanguard as compared to any other share classes. Special client service representatives will be assigned to service Institutional Plus Shares, and most holders of such shares periodically, but more than the holders of all other shares, will receive special updates from Vanguard’s investment staff. Holders of Institutional Plus Shares may receive unique additional services from Vanguard,

	and	generally will be permitted to transact with Vanguard through the National
	Securities	Clearing Corporation’s FundSERV system and other special servicing
	platforms	for institutional investors. Investors who receive VISTA or similar
	retirement	plan recordkeeping services from Vanguard generally may not own
	Institutional	Plus Shares.
	E.	ETF Shares
A Fund is expected to maintain only one shareholder of record for ETF
	Shares—DTC	or its nominee. Special client service representatives will be
	assigned	to the DTC account, and all transactions on this account will be handled
	electronically.	Due to the nature and purpose of the DTC account, ETF Shares
	will	not receive any special updates from Vanguard’s investment staff.
V.	CONVERSION FEATURES
	A.	Self-Directed Conversions
		1.	Conversion into Investor Shares, Admiral Shares,
Institutional Shares, and Institutional Plus Shares. Shareholders may conduct self-directed conversions from one share class into another share class for which they are eligible. Self-directed conversions may be initiated by the shareholder; however, depending upon the particular share class and the complexity of the shareholder’s accounts, such conversions may require the assistance of a Vanguard representative. Shareholders may convert from one share class into another share class provided that
		following	the conversion the shareholder: (i) meets the then applicable
		eligibility	requirements for the share class into which they are converting;
and (ii) receives services consistent with such new share class. Any such conversion will occur at the respective net asset values of the share classes next calculated after Vanguard’s receipt of the shareholder’s request in good order.
		2.	Conversion into ETF Shares. Except as otherwise provided, a
shareholder may convert Investor Shares, Admiral Shares, or Institutional Shares into ETF Shares (if available), provided that: (i) the shares to be
		converted	are not held through an employee benefit plan; and (ii)
		following	the conversion, the shareholder will hold ETF Shares through a
		brokerage	account. Any such conversion will occur at the respective net asset values of the share classes next calculated after Vanguard’s receipt of the shareholder’s request in good order. Vanguard or the Fund may charge an administrative fee to process conversion transactions.

B. Automatic Conversions

     1. Automatic Conversions into Admiral Shares. Vanguard may automatically convert Investor Shares into Admiral Shares (if available), provided that following the conversion the shareholder: (i) meets the then applicable eligibility requirements for Admiral Shares; and (ii) receives services consistent with Admiral Shares. Any such conversion will occur at the respective net asset values of the share classes next calculated after Vanguard’s conversion without the imposition of any charge. Such automatic conversions may occur on a periodic, or one-time basis. Automatic conversions may occur at different times due to the differing mechanisms through which an account is funded or meets the required investment minimum. Automatic conversions do not apply to certain types of accounts (e.g., accounts held through certain intermediaries, or other accounts as may be excluded by Vanguard management).

     2. Automatic Conversions into Institutional Shares or Institutional Plus Shares. Vanguard may conduct automatic conversions of any share class into either Institutional Shares or Institutional Plus Shares in accordance with then-current eligibility requirements.

C.	Involuntary Conversions and Cash Outs

1. Cash Outs. If a shareholder in any class of shares no longer meets the eligibility requirements for such shares, the Fund may cash out the shareholder’s remaining account balance. Any such cash out will be preceded by written notice to the shareholder and will be subject to the
Fund’s normal redemption fees, if any.

2. Conversion of Admiral Shares, Institutional Shares, and
Institutional Plus Shares. If a shareholder no longer meets the eligibility requirements for the share class currently held, the Fund may convert the shareholder’s holdings into the share class for which such shareholder is eligible. Any such conversion will be preceded by written notice to the shareholder, and will occur at the respective net asset values of the share classes without the imposition of any sales load, fee, or other charge.

VI.	EXPENSE ALLOCATION AMONG CLASSES

	A.	Background

Vanguard is a jointly-owned subsidiary of the Funds. Vanguard provides the Funds, on an at-cost basis, virtually all of their corporate management, administrative and distribution services. Vanguard also may provide investment advisory services on an at-cost basis to the Funds. Vanguard was established and operates pursuant to a Funds’ Service Agreement between itself and the Funds

(the “Agreement”), and pursuant to certain exemptive orders granted by the U.S. Securities and Exchange Commission (“Exemptive Orders”). Vanguard’s direct and indirect expenses of providing corporate management, administrative and distribution services to the Funds are allocated among such funds in accordance with methods specified in the Agreement.

B.	Class Specific Expenses

1. Expenses for Account-Based Services. Expenses associated
with Vanguard’s provision of account-based services to the Funds will be allocated among the share classes of each Fund on the basis of the amount incurred by each such class as follows:

     (a) Account maintenance expenses. Expenses associated with the maintenance of investor accounts will be proportionately allocated among each Fund’s share classes based upon a monthly determination of the costs to service each class of shares. Factors considered in this determination are (i) the percentage of total shareholder accounts represented by each class; (ii) the percentage of total account transactions performed by Vanguard for each class; and (iii) the percentage of new accounts opened for each class.

(b) Expenses of special servicing arrangements.

Expenses relating to any special servicing arrangements for a specific class will be proportionally allocated among each eligible Fund’s share classes primarily based on their percentage of total shareholder accounts receiving the special servicing arrangements.

(c) Literature production and mailing expenses.

Expenses associated with shareholder reports, proxy materials and other literature will be allocated among each Fund’s share classes based upon the number of such items produced and mailed for each class.

     2. Other Class Specific Expenses. Expenses for the primary benefit of a particular share class will be allocated to that share class. Such expenses would include any legal fees attributable to a particular class.

C.	Fund-Wide Expenses

1. Marketing and Distribution Expenses. Expenses associated
with Vanguard’s marketing and distribution activities will be allocated among the Funds and their separate share classes according to the
“Vanguard Modified Formula,” with each share class treated as if it were a separate Fund. The Vanguard Modified Formula, which is set forth in the Agreement and in certain of the SEC Exemptive Orders, has been deemed an appropriate allocation methodology by each Fund’s Board of Trustees under paragraph (c)(1)(v) of Rule 18f-3 under the Investment Company Act of 1940.

     2. Asset Management Expenses. Expenses associated with management of a Fund’s assets (including all advisory, tax preparation and custody fees) will be allocated among the Fund’s share classes on the basis of their relative net assets.

     3. Other Fund Expenses. Any other Fund expenses not described above will be allocated among the share classes on the basis of their relative net assets.

VII. ALLOCATION OF INCOME, GAINS AND LOSSES

     Income, gains and losses will be allocated among each Fund’s share classes on the basis of their relative net assets. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. Dividends and distributions paid to each class of shares will be calculated in the same manner, on the same day and at the same time.

VIII. VOTING AND OTHER RIGHTS

     Each share class will have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangements; and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in the Plan.

IX. AMENDMENTS

     All material amendments to the Plan must be approved by a majority of the Board of Trustees of each Fund, including a majority of the Trustees who are not interested persons of the Fund. In addition, any material amendment to the Plan must be approved by the Board of Directors of Vanguard.

Original Board Approval: March 16, 2006
Last Approved by Board: November 19, 2010

SCHEDULE A to

VANGUARD STRUCTURED EQUITY FUNDS MULTIPLE CLASS PLAN

Vanguard Fund		Share Classes Authorized

Vanguard Quantitative Funds
•	Structured Broad Market Fund	Institutional, Institutional Plus
•	Structured Large-Cap Equity Fund	Institutional, Institutional Plus
•	Structured Large-Cap Growth Fund	Institutional, Institutional Plus
•	Structured Large-Cap Value Fund	Institutional, Institutional Plus

Original Board Approval: March 16, 2006
Last Updated: May 19, 2006

A-1

SCHEDULE B

to

VANGUARD STRUCTURED EQUITY FUNDS MULTIPLE CLASS PLAN

Vanguard has policies and procedures designed to ensure consistency and compliance with the offering of multiple classes of shares within this Structured Equity Funds Multiple Class Plan’s eligibility requirements. These policies are reviewed and monitored on an ongoing basis in conjunction with Vanguard’s Compliance Department.

Investor Shares - Eligibility Requirements

Investor Shares generally require a minimum initial investment and ongoing account balance of $3,000. Particular Vanguard Funds may, from time to time, establish higher or lower minimum amounts for Investor Shares. Vanguard also reserves the right to establish higher or lower minimum amounts for certain investors or a group of investors.

Admiral Shares – Eligibility Requirements

Admiral Shares generally are intended for clients who meet the required minimum initial investment and ongoing account balance of $10,000 for retail clients in index funds, $50,000 for retail clients in actively managed funds, $100,000 for financial intermediary and other institutional clients as may be determined by Vanguard management, and $10 million for Institutional Retirement Plan Services clients. Vanguard Funds may, from time to time, establish higher or lower minimum amounts for Admiral Shares, and Vanguard reserves the right to establish higher or lower minimum amounts for certain investors or a group of investors. Admiral Share class eligibility also is subject to the following rules:

•	Institutional clients whose accounts are recordkept by Vanguard. Institutional clients whose accounts are recordkept by Vanguard may hold Admiral Shares if they meet eligibility criteria established by Vanguard management. These eligibility criteria include, but not limited to the following factors, which may be changed at any time and without prior notice: (1) the total amount invested in the
Fund must be greater than $10 million; and (2) the extent to which the client uses
Fund and Vanguard account services. For purposes of this analysis, Vanguard management may consider clients whose aggregate assets within Vanguard Funds are expected to generate substantial economies in the servicing of their accounts.

•	Certain Retirement Plans: Admiral Shares generally are not available to 403(b)(7)
custodial accounts and SIMPLE IRAs held directly with Vanguard.

•	Financial Intermediaries –Admiral Shares are not available to financial intermediaries who would meet eligibility requirements by aggregating the holdings of underlying investors within an omnibus account. However, a financial intermediary may hold Admiral Shares in an omnibus account if:

(1) each underlying investor in the omnibus account individually meets the
$100,000 minimum amount; and

(2) the financial intermediary agrees to monitor ongoing compliance of the underlying investor accounts with the $100,000 minimum amount; or

(3) a sub-accounting arrangement between Vanguard and the financial intermediary for the omnibus account allows Vanguard to monitor compliance with the eligibility requirements established by Vanguard.

•	Account Aggregation — Vanguard institutional clients may hold Admiral Shares by aggregating up to three separate accounts within the same Vanguard Fund, provided that the total balance of the aggregated accounts in the Fund is at least $1 million.
For purposes of this rule, Vanguard management is authorized to permit aggregation of a greater number of accounts in the case of institutional clients whose aggregate assets within the Vanguard Funds are expected to generate substantial economies in the servicing of their accounts. The aggregation rule does not apply to institutional clients receiving special recordkeeping or sub-accounting services from Vanguard, nor does it apply to nondiscretionary omnibus accounts maintained by financial intermediaries.

•	Accumulation Period — Accounts funded by institutional clients through regular contributions (e.g. employer sponsored participant contribution plans), whose assets are expected to quickly achieve eligibility levels, may qualify for Admiral Shares upon account creation, rather than undergoing the conversion process shortly after account set-up if Vanguard management determines that the account will become eligible for Admiral Shares within a limited period of time (generally 90 days).

Institutional Shares – Eligibility Requirements

Institutional Shares generally require a minimum initial investment and ongoing account balance of $5,000,000. However, Vanguard reserves the right to establish higher or lower minimum amounts for certain investors or a group of investors. Institutional Share class eligibility also is subject to the following special rules:

•	Individual clients. Individual clients may hold Institutional Shares by aggregating up to 3 accounts held by the same client (same tax I.D. number) in a single Fund.

•	Institutional intermediary clients. Institutional clients that are financial intermediaries generally may hold Institutional Shares for the benefit of their underlying clients provided that each underlying client account invests at least $5 million (or such higher minimum required by the individual fund) in the Fund.

•	Institutional clients whose accounts are not recordkept by Vanguard. Institutional clients, including but not limited to financial intermediary and defined benefit and contribution plan clients, endowments, and foundations whose accounts are not recordkept by Vanguard may hold Institutional Shares if the total amount aggregated among all accounts held by such client and invested in the Fund is at least $5 million
(or such higher minimum required by the individual fund). Such institutional clients must disclose to Vanguard on behalf of their accounts the following: (1) that each account has a common decision-maker; and (2) the total balance in each account held by the client in the Fund.

•	Institutional clients whose accounts are recordkept by Vanguard. Institutional clients whose accounts are recordkept by Vanguard may hold Institutional Shares if they meet eligibility criteria established by Vanguard management. These eligibility criteria include, but are not limited to the following factors, which may be changed at any time and without prior notice: (1) the total amount invested in the Fund must be greater than $10 million (or such higher threshold as may be set by management) and
(2) the extent to which the client uses Fund and Vanguard account services. For purposes of this analysis, Vanguard management may consider clients whose aggregate assets within the Vanguard Funds are expected to generate substantial economies in the servicing of their accounts.

•	Accumulation Period — Accounts funded through regular contributions (e.g.
employer sponsored participant contribution plans), whose assets are expected to quickly achieve eligibility levels, may qualify for Institutional Shares upon account creation, rather than undergoing the conversion process shortly after account set-up if
Vanguard management determines that the account will become eligible for
Institutional Shares within a limited period of time (generally 90 days). The accumulation period eligibility is subject to the discretion of Vanguard management.

Institutional Plus Shares - Eligibility Requirements

Institutional Plus Shares generally require a minimum initial investment and ongoing account balance of $200,000,000 ($100,000,000 minimum amount if an investor has at least $1 billion in Vanguard assets). However, Vanguard reserves the right to establish higher or lower minimum amounts for certain investors or a group of investors. Institutional Plus Share class eligibility also is subject to the following special rules:

• Financial Intermediaries - Institutional Plus Shares are not available to financial intermediaries who would meet the eligibility requirements by aggregating the holdings of underlying investors. However, a financial intermediary may hold
Institutional Plus Shares in an omnibus account if:
(1) each underlying investor in the omnibus account individually meets the investment minimum amount described above; and
(2) the financial intermediary agrees to monitor ongoing compliance of the underlying investor accounts with the investment minimum amount; or
(3) a sub-accounting arrangement between Vanguard and the financial intermediary for the omnibus account allows Vanguard to monitor compliance with the eligibility requirements established by Vanguard.

•	VISTA - Institutional Plus Shares are not available to participants in employee benefit plans that utilize Vanguard's VISTA system for plan recordkeeping, unless Vanguard management determines that a plan sponsor's aggregate assets within the Vanguard Funds will likely generate substantial economies in the servicing of their accounts.

•	Account Aggregation - Vanguard clients may hold Institutional Plus Shares by aggregating up to three separate accounts within the same Vanguard Fund, provided that the total balance of the aggregated accounts in the Fund meets the minimum investment for the Fund’s Institutional Plus Shares. For purposes of this rule, Vanguard management is authorized to permit aggregation of a greater number of accounts in the case of clients whose aggregate assets within the
Vanguard Funds are expected to generate substantial economies in the servicing of their accounts. The aggregation rule does not apply to clients receiving special recordkeeping or sub-accounting services from Vanguard, nor does it apply to nondiscretionary omnibus accounts maintained by financial intermediaries.

•	Accumulation Period - Accounts funded through regular contributions e.g.
employer sponsored participant contribution plans), whose assets are expected to quickly achieve eligibility levels, may qualify for Institutional Plus Shares upon account creation, rather than undergoing the conversion process shortly after account set-up if Vanguard management determines that the account will become eligible for Institutional Plus Shares within a limited period of time (generally 90 days).

•	Asset Allocation Models - Vanguard clients with defined asset allocation models whose assets meet eligibility requirements may qualify for Institutional Plus
Shares if such models comply with policies and procedures that have been approved by Vanguard management.

ETF Shares – Eligibility Requirements

The eligibility requirements for ETF Shares will be set forth in the Fund’s Registration Statement. To be eligible to purchase ETF Shares directly from a Fund, an investor must be (or must purchase through) an Authorized DTC Participant, as defined in Paragraph III.D of the Multiple Class Plan. Investors purchasing ETF Shares from a Fund must purchase a minimum number of shares, known as a Creation Unit. The number of ETF Shares in a Creation Unit may vary from Fund to Fund, and will be set forth in the relevant prospectus. The value of a Fund's Creation Unit will vary with the net asset value of the Fund’s ETF Shares, but is expected to be several million dollars. An eligible investor generally must purchase a Creation Unit by depositing a prescribed basket of securities with the Fund, rather than paying cash.

Original Board Approval: March 16, 2006
Last Updated: November 19, 2010